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                                                              EXHIBIT 3(XIV)


                            EMPLOYMENT AMENDMENT AGREEMENT


THIS AGREEMENT made as of the 27th day of January, 1998

BETWEEN:

          TURBODYNE SYSTEMS, INC.,
          6155 Carpenteria Avenue
          Carpenteria, California U.S.A.  93013

          ("TSI")

                                                           OF THE FIRST PART

AND:
          TURBODYNE TECHNOLOGIES INC.,
          Suite 510, 1090 West Pender Street
          Vancouver, British Columbia, Canada

          ("Turbodyne")

                                                          OF THE SECOND PART


AND:

          EDWARD M. HALIMI,
          163 Hot Springs Road
          Montecito, California, U.S.A.  93108

          ("Halimi")

                                                           OF THE THIRD PART

WHEREAS:

A. Turbodyne and TSI have engaged Halimi as the President and Chief Executive Officer of each of Turbodyne and TSI pursuant to an employment agreement dated the first day of August, 1997 and effective the first day of January, 1997 (the "Employment Agreement").

B. Turbodyne, TSI and Halimi have agreed to amend the Employment Agreement upon the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:


1.        AMENDMENT TO EMPLOYMENT AGREEMENT

1.1       The Employment Agreement is hereby amended as follows:

          i. by deleting Section 6.1 of the Employment Agreement and replacing it with the following:


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               "6.1      This Agreement shall be in effect for a period of ten
               (10) years from the effective date of this Agreement, as first above written, unless sooner terminated by the parties pursuant to the terms herein contained. The term of this Agreement shall be automatically extended by successive one year terms upon the expiry of each one year anniversary of this Agreement, commencing with the initial year of the term of this Agreement, without any action of the parties, unless notice is given in writing by either party to this Agreement prior to 30 days prior to the expiry of each one year anniversary of the party's election not to extend the term of the Agreement."

          ii. by deleting Section 7.3 of the Employment Agreement and replacing it with the following:

               "7.3      Turbodyne and TSI agree that the following
               circumstances will be deemed to be termination of Halimi without cause:

               (a) the assignment to Halimi of any duties materially and substantially inconsistent with Halimi's present position, duties, responsibility or status with Turbodyne or TSI as of the date of this Agreement;

               (b) the removal of Halimi from or any failure to appoint Halimi to any such position;

               (c) the termination or material reduction in Halimi's facilities, or staff reporting and available to Halimi;

               (d) a change in Halimi's site of employment for a total period of more than two (2) months during any period of twelve (12) months, provided that the relocation of Halimi to Los Angeles, California (or adjacent areas), will not be considered to be a breach of this Agreement.

               (e) a change in control of Turbodyne without the prior approval of the Board of Directors, by resolution. A "change of control" shall be deemed to be an acquisition by any party of a 51% interest in Turbodyne.

               In the event of termination of this Agreement without cause, Halimi will be entitled to receive the compensation to be paid to Halimi from the date of termination to the date of expiry of the then current term of this Agreement, provided that those obligations of Halimi in this Agreement expressly stated to continue on termination shall continue upon termination and shall not terminate upon termination of this Agreement."


2.        EMPLOYMENT AGREEMENT IN FULL FORCE AND EFFECT

2.1 Except as expressly amended by this Agreement, the Employment Agreement remains in full force and effect without any additional modification or amendment.


     GENERAL PROVISIONS

3.1 This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.2 This agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

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                                      iii

3.3 This agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California, and each of the parties hereto irrevocably attorns to the jurisdiction of the Courts of the State of California.



IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


TURBODYNE SYSTEMS, INC.
by its authorized signatory:


-------------------------------
Authorized Signatory


The common seal of
TURBODYNE TECHNOLOGIES INC.
is hereby affixed in the presence of
its authorized signatory:                                   c/s


---------------------------------
Authorized Signatory


SIGNED, SEALED AND DELIVERED  )
BY EDWARD M. HALIMI in        )
the presence of:              )
                              )
                              )
----------------------------- )    ------------------------------
Signature                     )    EDWARD M. HALIMI
                              )
----------------------------- )
Name                          )
                              )
----------------------------- )
Address                       )